The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

                        THE SERIES 2006-AR3 CERTIFICATES

                             Initial         Pass-
                            Principal       Through
        Class              Balance(1)         Rate               Principal Types             Interest Types
----------------------------------------------------------------------------------------------------------------
      Offered Certificates
Class A-1             $222,926,000            (2)        Super Senior, Sequential Pay            Variable Rate
Class A-2             $64,674,000             (2)        Super Senior, Sequential Pay            Variable Rate
Class A-3             $50,000,000             (2)        Senior, Pass-Through                    Variable Rate
Class A-4             $219,579,000            (2)        Super Senior, Pass-Through              Variable Rate
Class A-5             $21,133,000             (2)        Super Senior Support, Pass-Through      Variable Rate
Class A-R             $100                    (2)        Senior, Sequential Pay                  Variable Rate
Class B-1             $14,458,000             (2)        Subordinated                            Variable Rate
Class B-2             $3,614,000              (2)        Subordinated                            Variable Rate
Class B-3             $2,109,000              (2)        Subordinated                            Variable Rate
      Non-Offered Certificates
Class B-4             $1,506,000              (2)        Subordinated                            Variable Rate
Class B-5             $903,000                (2)        Subordinated                            Variable Rate
Class B-6             $1,506,767              (2)        Subordinated                            Variable Rate

----------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in March 2006, this rate is expected to be approximately 5.727% per annum

Allocation of Amount to be Distributed on the Class A Certificates

            On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

            first, to the Class A-R Certificates; and

            second, concurrently, as follows:

            (i) approximately 50.2690589163%, concurrently, to the Class A-3, Class A-4 and Class A-5 Certificates, pro rata; and

            (ii) approximately 49.7309410837%, sequentially, to the Class A-1 and Class A-2 Certificates.